Exhibit 10.4
TRANSITION AND RELEASE AGREEMENT
This Transition and Release Agreement (this “Agreement”) is entered into between Neil Zaman (“Executive”) and Cadence Design Systems, Inc. (“Cadence” or the “Company”). This Agreement is subject to the terms of the Cadence Design Systems, Inc. Executive Severance Plan (this “Plan”) except to the extent of any inconsistency, in which case the terms of this Agreement shall govern. Capitalized terms used herein that are not otherwise defined shall have the meanings set forth in the Plan.
1.TRANSITION COMMENCEMENT DATE. As of May 6, 2024, Executive will no longer hold the position of Senior Vice President and Chief Revenue Officer and will be relieved of all of Executive’s authority and responsibilities in that position. Executive will be paid (a) any earned but unpaid base salary for Executive’s services to the Company prior to the Transition Commencement Date (as defined below) and any properly incurred and outstanding expense reimbursements in accordance with the Company’s expense reimbursement policies; and (b) other earned but unpaid vested amounts or benefits as of the Transition Commencement Date under the compensation, incentive and benefit plans of the Company in which Executive participates. The payment of the foregoing amounts shall be made to Executive by no later than the second regular payroll date following the Transition Commencement Date or as required under applicable state law. As of the first day of the month following the Transition Commencement Date, Executive will no longer participate in Cadence’s medical, dental, and vision insurance plans in accordance with the terms and condition of such plans (except to the extent that Executive elects to continue coverage pursuant to COBRA), and will not be eligible for a bonus for any services rendered after that date.
2.TRANSITION PERIOD. The period from May 13, 2024 (the “Transition Commencement Date”) to the date when Executive’s employment with Cadence under this Agreement terminates (the “Termination Date”) is called the “Transition Period” in this Agreement. Executive’s Termination Date will be the earliest to occur of:
a.the date on which Executive resigns from all employment with Cadence;
b.the date on which Cadence terminates Executive’s employment due to a material breach by Executive of Executive’s duties or obligations under this Agreement after written notice delivered to Executive identifying such breach and Executive’s failure to cure such breach, if curable, within 30 days following delivery of such notice; or
c.May 12, 2025.
3.DUTIES AND OBLIGATIONS DURING THE TRANSITION PERIOD AND AFTERWARDS.
a.During the Transition Period, Executive will assume the position of Senior Advisor. In this position, Executive will render those services requested by Cadence’s Chief Executive Officer on an as-needed basis at mutually-convenient times. Executive’s time rendering those services shall not exceed 20 hours per month. Except as otherwise provided in Section 3(b), Executive’s obligations hereunder will not preclude Executive from accepting and holding full- time employment elsewhere so long as such employment does not interfere or conflict with Executive’s obligations under this Agreement. Neither party expects that Executive will resume employment with Cadence in the future at a level that exceeds the level set forth in this Section 3(a), and it is the parties’ intent that Executive will

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have experienced a “separation from service” as defined in Section 409A of the Code as of the Transition Commencement Date.
b.As an employee of Cadence, as well as in other positions Executive may have held with Cadence, Executive has obtained extensive and valuable knowledge and information concerning Cadence’s business (including confidential information relating to Cadence and its operations, intellectual property, assets, contracts, customers, personnel, plans, marketing plans, research and development plans and prospects). Executive acknowledges and agrees that it would be virtually impossible for Executive to work as an employee, consultant or advisor in any business in which Cadence engages on the Transition Commencement Date, including the electronic design automation (“EDA”) industry, without inevitably disclosing confidential and proprietary information belonging to Cadence. Accordingly, during the Transition Period, Executive will not, directly or indirectly, provide services, whether as an employee, consultant, independent contractor, agent, sole proprietor, partner, joint venturer, corporate officer or director, on behalf of any corporation, limited liability company, partnership, or other entity or person or successor thereto that (i) is engaged in any business in which Cadence or any of its affiliates is engaged on the Transition Commencement Date or has been engaged at any time during the 12-month period immediately preceding the Transition Commencement Date, whether in the EDA industry or otherwise, anywhere in the world (a “Cadence Business”), or (ii) produces, markets, distributes or sells any products, directly or indirectly through intermediaries, that are competitive with Cadence or any of its affiliates. As used in this Section 3(b), the term “EDA industry” means the research, design or development of electronic design automation software, electronic design verification and memory models, design IP, emulation hardware and related products, such products containing hardware, software and both hardware and/or software products, designs or solutions for, and all intellectual property embodied in the foregoing, or in commercial electronic design and/or maintenance services, such services including all intellectual property embodied in the foregoing. If, during the Transition Period, Executive receives an offer of employment or consulting from any person or entity that engages in whole or in part in a Cadence Business, then Executive must first obtain written approval from Cadence’s Chief Executive Officer (the “CEO”) and Senior Vice President, Global Human Resources before accepting said offer.
c.During the Transition Period, Executive will be prohibited, to the fullest extent allowed by applicable law, and except with the written advance approval of Cadence’s CEO (or the CEO’s successor(s)), from voluntarily or involuntarily, for any reason whatsoever, directly or indirectly, individually or on behalf of persons or entities not now parties to this Agreement: (i) encouraging, inducing, attempting to induce, recruiting, attempting to recruit, soliciting or attempting to solicit for employment, contractor or consulting opportunities anyone who is employed at that time, or was employed during the previous one year, by Cadence or any Cadence affiliate; (ii) interfering or attempting to interfere with the relationship or prospective relationship of Cadence or any Cadence affiliate with any former, present or future client, customer, joint venture partner, or financial backer of Cadence or any Cadence affiliate; or (iii) soliciting, diverting or accepting business, in any line or area of business engaged in by Cadence or any Cadence affiliate, from any former or present client, customer or joint venture partner of Cadence or any Cadence affiliate (other than on behalf of Cadence), except that Executive may solicit or accept business, in a line of business engaged in by Cadence or a Cadence affiliate, from a former or present client, if and only if Executive had previously provided consulting services in such line of business, to such client, prior to ever being employed by Cadence, but in no event may Executive violate Section 3(b). The restrictions contained in Section 3(c)(i) shall also be in effect for a period of one year following the Termination Date. This Section 3(c) does not alter any of the obligations the Executive may have under the Employee Proprietary Information and Inventions Agreement dated August 19, 2014.

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d.Executive will fully cooperate with Cadence in all matters relating to Executive’s employment, including the winding up of work performed in Executive’s prior position and the orderly transition of such work to other Cadence employees. Executive also agrees to participate as a witness in any litigation or regulatory proceeding to which the Company or any of its affiliates is a party at the request of the Company upon delivery to Executive of reasonable advance notice. With respect to the cooperation described in the preceding sentences, the Company will reimburse Executive for all reasonable and documented expenses incurred by Executive in the course of such cooperation.
e.Executive will not make any statement, written or oral, that disparages Cadence or any of its affiliates, or any of Cadence’s or its affiliates’ products, services, policies, business practices, employees, executives, officers, or directors, past, present or future. Cadence will instruct its current executive officers and members of its Board of Directors not to make any statement, written or oral, that disparages Executive. The restrictions described in this Section 3(e) shall not apply to any statements made in response to a subpoena or other compulsory legal process. Nothing herein shall prevent Executive from discussing or disclosing information regarding unlawful acts in the workplace, such as harassment, discrimination or any other conduct that Executive has reason to believe is unlawful.
f.Within 15 days following the Transition Commencement Date, Executive will return to the Company all hard and soft copies of records, documents, materials and files in Executive’s possession or control, which contain or relate to confidential, proprietary or sensitive information obtained by Executive in conjunction with Executive’s employment with the Company, as well as all other Company-owned property (e.g., badge, office keys, and Company’s supplied equipment).
g.Notwithstanding Section 10, the parties agree that damages would be an inadequate remedy for Cadence in the event of a breach or threatened breach by Executive of Section 3(b), Section 3(c) or Section 3(e). In the event of any such breach or threatened breach by Executive, Cadence may, either with or without pursuing any potential damage remedies, obtain from a court of competent jurisdiction, and enforce, an injunction prohibiting Executive from violating this Agreement and requiring Executive to comply with the terms of this Agreement.
4.TRANSITION COMPENSATION AND BENEFITS. In consideration of, and subject to, Executive’s execution and non-revocation of this Agreement, including Section 8, and compliance with its terms (including, without limitation, Section 3), and as compensation for Executive’s services during the Transition Period, Cadence will provide the following payments and benefits to Executive (to which Executive would not otherwise be entitled):
a.within 60 days following the Transition Commencement Date, all of the unvested equity compensation awards (including stock options, restricted stock and restricted stock units) that vest solely based on continued service over time and that are outstanding and held by Executive on the Transition Commencement Date shall vest and become exercisable to the same extent such awards would have vested and become exercisable pursuant to their terms had Executive continued to serve as an executive of the Company from the Transition Commencement Date through May 12, 2025, and there shall be no further vesting of those equity compensation awards during or after the Transition Period, notwithstanding any provision in any equity compensation award to the contrary, except as otherwise provided by Section 7.
b.provided Executive continues to perform Executive’s obligations under this Agreement through March 15, 2025, the portion of Executive’s unvested restricted stock award granted

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on March 15, 2024 that is scheduled to vest on March 15, 2025 based on achievement of a 2024 revenue goal shall vest on March 15, 2025 to the extent justified by the satisfaction of such revenue goal;
c.Executive’s status and service pursuant to this Agreement shall be considered a continuation of employee status and continuous service solely for purposes of the equity compensation awards previously granted to Executive by the Company and outstanding on the Transition Commencement Date, provided that for any awards not described in Sections 4(a) and 4(b), there shall be no further vesting of such awards during or after the Transition Period except as otherwise provided by Section 7; and
d.if Executive elects to continue coverage under Cadence’s medical, dental, and vision insurance plans pursuant to COBRA following the Transition Commencement Date, Cadence will pay Executive’s COBRA premiums during the Transition Period.
Except as set forth in this Agreement, Executive will receive no other compensation or benefits (including pursuant to any equity awards) from Cadence in consideration of Executive’s services during the Transition Period or the termination of Executive’s employment. Executive acknowledges that all bonuses and awards, including equity awards, that were delivered to Executive subject to the Cadence Design Systems, Inc. Clawback Policy, as amended from time to time, shall remain subject to such policy.
5.FIRST TERMINATION PAYMENT AND BENEFITS.
a.Provided that Executive does not resign from employment with Cadence under this Agreement and Cadence does not terminate Executive’s employment with Cadence pursuant to Section 2(b), and in consideration for, and subject to, Executive’s execution and acceptance of and adherence to this Agreement and Executive’s further execution and delivery of a Release of Claims in the form of Attachment 1 hereto on or within seven days after November 13, 2024, and as compensation for Executive’s services during the Transition Period, Cadence will provide to Executive the following termination payment, to which Executive would not otherwise be entitled, in each case, so long as the revocation period of the Release of Claims (as defined in Attachment 1) has expired prior to the date of payment:
i.a lump-sum payment of $575,000, less applicable tax deductions and withholdings, payable within 30 days following November 13, 2024; and
ii.for a period of six months, a monthly payment of $4,000 (less tax withholdings or other deductions, if applicable), payable in accordance with Cadence’s regular payroll schedule, commencing on the first pay date that is more than 30 days following November 13, 2024.
b.If the Company should terminate Executive’s employment with the Company due to a breach by Executive of Executive’s duties or obligations under this Agreement, Executive shall promptly refund to the Company any and all amounts theretofore paid to Executive pursuant to Section 5(a).
6.SECOND TERMINATION PAYMENT AND BENEFITS; REFUND OF PAYMENTS.

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a.Provided that Executive does not resign from employment with Cadence under this Agreement and Cadence does not terminate Executive’s employment with Cadence pursuant to Section 2(b), no later than the 60th day following the Termination Date, and in consideration for, and subject to, Executive’s execution and acceptance of and adherence to this Agreement and Executive’s further execution and non-revocation of a Release of Claims in the form of Attachment 2 no later than 45 days following the Termination Date, the Company will provide to Executive the following termination payment, to which Executive would not otherwise be entitled, so long as the revocation period of the Release of Claims (as defined in Attachment 2) has expired prior to the date of payment: a lump-sum payment of $575,000, less applicable tax deductions and withholdings.
b.Notwithstanding anything in this Agreement to the contrary, to the extent that the Company in good faith determines that any payment resulting from Executive’s termination of employment provided for in this Agreement constitutes a “deferral of compensation” and that Executive is a “specified employee,” both within the meaning of Section 409A of the Code, no such amounts shall be payable to Executive pursuant to the Agreement prior to the earlier of (i) Executive’s death following the Transition Commencement Date or (ii) the date that is six months following the date of Executive’s “separation from service” with the Company (within the meaning of Section 409A of the Code).
7.CHANGE IN CONTROL. If a Change in Control occurs prior to or within three months following the Transition Commencement Date, then:
a.in addition to the amount of the payment described in Section 5(a)(i), Executive shall receive an additional amount equal to $287,500, which amount is 50% of the amount paid in Section 5(a)(i) and shall be paid at the same time as the payment under Section 5(a)(i);
b.in addition to the amount of the payment described in Section 6(a), Executive shall be entitled to an additional amount equal to $287,500, which amount is 50% of the amount paid in Section 6(a) and shall be paid at the same time as the payment under Section 6(a); and
c.in addition to the acceleration described in Section 4(a) and Section 4(b), any unvested equity compensation awards that do not vest on the Transition Commencement Date shall vest in full immediately prior to the effective time of the Change in Control; provided, however, that the determination of performance for any unvested equity compensation awards that vest based on performance goals shall be in accordance with the terms of the applicable award agreements. Any acceleration of vesting pursuant to Section 7(c) shall have no effect on any other provisions of the equity compensation awards or the plans governing such awards.
8.GENERAL RELEASE OF CLAIMS.
a.Executive hereby irrevocably, fully and finally releases Cadence, its parent, subsidiaries, affiliates, directors, officers, agents and employees (“Releasees”) from all causes of action, claims, suits, demands or other obligations or liabilities, whether known or unknown, suspected or unsuspected, that Executive ever had or now has as of the time that Executive signs this Agreement which relate to Executive’s hiring, Executive’s employment with the Company, the termination of Executive’s employment with the Company, Executive’s wages or compensation (including equity awards) and claims asserted in shareholder derivative actions or shareholder class actions against the Company and its officers and Board, to the extent those derivative or class actions relate to the period during which Executive was employed by the Company. The claims released include, but are not limited to, any claims arising from or related to Executive’s employment with Cadence, such as claims arising under (as

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amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1974, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the National Labor Relations Act, the California Pregnancy Disability Leave law, the California Family Rights Act, the Healthy Workplace Healthy Family Act of 2014, the California Labor Code, the Employee Retirement Income Security Act of 1974 (“ERISA”), the state and federal Worker Adjustment and Retraining Notification Act, and the California Business and Professions Code; any other local, state, federal, or foreign law governing employment; and the common law of contract and tort (collectively, the “Released Claims”). In no event, however, shall any Released Claims include:
i.any amounts or benefits to which Executive is or becomes entitled pursuant to the provisions of this Agreement;
ii.claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policies or funds;
iii.claims related to Executive’s COBRA rights or vested benefits under an employee benefit plan that is subject to ERISA;
iv.any rights that Executive has or may have to be indemnified by the Company pursuant to any contract, statute, or common law principle;
v.Executive’s right to file and pursue a civil action or complaint under the California Fair Employment and Housing Act; and
vi.any other rights or claims that Executive has or may have that cannot, as a matter of law, be waived.
b.Executive represents and warrants that Executive has not filed any claim, charge or complaint against any of the Releasees based upon any Released Claims.
c.Executive acknowledges that the payments provided in this Agreement constitute adequate consideration for the release set forth in this Section 8.
d.Executive intends that this release of claims cover all claims described above, whether or not known to Executive. Executive further recognizes the risk that, subsequent to the execution of this Agreement, Executive may incur loss, damage or injury which Executive attributes to the claims encompassed by this release. Executive expressly assumes this risk by signing this Agreement and voluntarily and specifically waives any rights conferred by Section 1542 of the Civil Code of the State of California (“Section 1542”), which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Executive waives all rights under Section 1542 or any other law or statute of similar effect in any jurisdiction with respect to the Released Claims. Executive acknowledges that Executive understands the

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significance and specifically assumes the risk regarding the consequences of such release and such specific waiver of Section 1542.
e.Executive represents and warrants that there has been no assignment or other transfer of any interest in any Released Claim.
f.Notwithstanding this Section 8, nothing in this Agreement prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in (or cooperating with) any investigation or proceeding conducted by the EEOC or comparable state or local agency or cooperating in any such investigation or proceeding; however, Executive understands and agrees that Executive is waiving any and all rights to recover any monetary or personal relief from a Releasee as a result of such EEOC or comparable state or local agency or proceeding or subsequent legal actions. Further, nothing in this Agreement prohibits or restricts Executive from (i) filing a charge or complaint with, or cooperating in any investigation with, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the U.S. National Labor Relations Board, or any other governmental agency, entity or authority (each, a “Government Agency”), or (ii) exercising any rights Executive may have under Section 7 of the U.S. National Labor Relations Act. This Agreement does not limit Executive’s right to receive an award for information provided to a Government Agency.
9.REVIEW OF AGREEMENT; REVOCATION OF ACCEPTANCE. Executive has been given at least 21 days in which to review and consider this Agreement, although Executive is free to accept this Agreement anytime within that 21-day period; however, if Executive signs this Agreement before the expiration of 21 days after Executive’s receipt of this Agreement, Executive has knowingly and voluntarily waived any longer consideration period than the one provided to Executive and such earlier signature was not induced by Cadence through fraud, misrepresentation or a threat to withdraw or alter this Agreement prior to the expiration of such 21-day period. Executive has been advised, and hereby is advised in writing, to consult with an attorney about the Agreement. Executive fully understands the final and binding effect of this Agreement, and the only promises made to Executive to sign this Agreement are those stated herein. Executive is signing this Agreement knowingly, voluntarily and of Executive’s own free will with the full intent of releasing the Releasees of all claims. Executive acknowledges and agrees that Executive has carefully read this Agreement and that Executive understands and agrees to each of the terms of this Agreement. If Executive accepts this Agreement, Executive will have an additional seven days from the date that Executive signs this Agreement to revoke that acceptance, which Executive may effect by means of a written notice sent to the CEO. If this seven-day period expires without a timely revocation, this Agreement will become final and effective on the eighth day following the date of Executive’s signature, which eighth day will be the effective date this Agreement. Notwithstanding anything herein to the contrary, if the period during which Executive may execute this Agreement commences in one calendar year and ends in a subsequent calendar year, such amounts or benefits shall be paid or provided in the subsequent calendar year to the extent required by Section 409A of the Code.
10.ARBITRATION. Subject to Section 3(g), all claims, disputes, questions, or controversies arising out of or relating to Executive’s employment (including any separation therefrom), the terms or conditions of such employment, or this Agreement (including without limitation the construction or application of any of the terms, provisions, or conditions of this Agreement), will be resolved exclusively in final and binding arbitration in accordance with the applicable Arbitration Rules and Procedures, or successor rules then in effect, of JAMS which are available at https://www.jamsadr.com/rules-employment-arbitration/english. The arbitration will be held in the San Jose,

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California, metropolitan area, and will be conducted and administered by JAMS or, in the event JAMS does not then conduct arbitration proceedings, a similarly reputable arbitration administrator. Executive and Cadence will select a mutually acceptable, neutral arbitrator from among the JAMS panel of arbitrators. Except as provided by this Agreement, the Federal Arbitration Act will govern the administration of the arbitration proceedings. Executive and Cadence will each be allowed to engage in adequate discovery, the scope of which will be determined by the arbitrator consistent with the nature of the claim(s) in dispute and the efficient nature of arbitration. The arbitrator will have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and will apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator will render a written award and supporting opinion that will set forth the arbitrator’s findings of fact and conclusions of law. Judgment upon the award may be entered in any court of competent jurisdiction. Cadence will pay the arbitrator’s fees, as well as all administrative fees, associated with the arbitration. Each party will be responsible for paying its own attorneys’ fees and costs (including expert witness fees and costs, if any). However, in the event a party prevails at arbitration on a statutory claim that entitles the prevailing party to reasonable attorneys’ fees as part of the costs, then the arbitrator may award those fees to the prevailing party in accordance with that statute. Further, this arbitration agreement shall not apply to: (a) claims for unemployment and workers’ compensation benefits; (b) sexual harassment and sexual assault disputes arising under federal, state, local, or tribal law, unless Executive elects to arbitrate such disputes; (c) claims brought before the Equal Employment Opportunity Commission or similar state or local agency, if Executive is required to exhaust Executive’s administrative remedies; provided, that any appeal from an award or denial of an award by any such agency or any further action upon receipt of a right-to-sue letter shall be arbitrated pursuant to the terms of this Agreement; and (d) any other claim, which by law cannot be subject to mandatory arbitration.
11.NO ADMISSION OF LIABILITY. Nothing in this Agreement will constitute or be construed in any way as an admission of any liability or wrongdoing whatsoever by Cadence or Executive.
12.INTEGRATED AGREEMENT. This Agreement is intended by the parties to be a complete and final expression of their rights and duties respecting the subject matter of this Agreement, and supersedes Executive’s rights to any other payments or benefits under the Plan or any other agreement or arrangement with the Company (including any equity award agreements). Except as expressly provided herein, nothing in this Agreement is intended to negate Executive’s agreement to abide by the Company’s policies while serving as a Company employee, including but not limited to the Company’s Employee Handbook, Sexual Harassment Policy and Code of Business Conduct, or Executive’s continuing obligations under Executive’s Employee Proprietary Information and Inventions Agreement, or any other agreement governing the disclosure and/or use of proprietary information, which Executive signed while working with Cadence or its predecessors; nor to waive any of Executive’s obligations under state and federal trade secret laws.
13.FULL SATISFACTION OF COMPENSATION OBLIGATIONS; ADEQUATE CONSIDERATION. Executive agrees that the payments and benefits provided herein satisfy in full all obligations of the Company to Executive arising out of or in connection with Executive’s employment through the Termination Date and separation thereof, including, without limitation, all compensation, salary, bonuses, reimbursement of expenses, and benefits.
14.TAXES AND OTHER WITHHOLDINGS. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable hereunder all federal, state, local and foreign taxes and other amounts that are required to be withheld by applicable laws or regulations, and the

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withholding of any amount shall be treated as payment thereof for purposes of determining whether Executive has been paid amounts to which Executive is entitled.
15.WAIVER. Neither party shall, by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute, a continuing waiver of such breach or of other breaches of the same or any other provision of this Agreement.
16.MODIFICATION. This Agreement may not be modified unless such modification is embodied in writing, signed by the party against whom the modification is to be enforced. Notwithstanding anything herein or in the Plan to the contrary, the Company may, in its sole discretion, amend this Agreement (which amendment shall be effective upon its adoption or at such other time designated by the Company) at any time prior to a Change in Control as may be necessary to avoid the imposition of the additional tax under Section 409A(a)(1)(B) of the Code; provided, however, that any such amendment shall not materially reduce the benefits provided to Executive pursuant to this Agreement without the Executive’s consent.
17.NOTICES. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be considered effective either (a) upon personal service, or (b) upon delivery by depositing such notice in the U.S. Mail, postage prepaid, return receipt requested and, if addressed to the Company, in the care of the Senior Vice President, Global Human Resources at the Company’s principal corporate address and, if addressed to Executive, at her most recent address shown on the Company’s corporate records or at any other address that Executive may specify in any appropriate notice to the Company with an electronic mail copy sent to Executive at Zam69sls@yahoo.com.
18.ASSIGNMENT AND SUCCESSORS. The Company shall have the right to assign its rights and obligations under this Agreement to an entity that, directly or indirectly, acquires all or substantially all of the assets of the Company. The rights and obligations of the Company under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of Cadence. Executive shall not have any right to assign Executive’s obligations under this Agreement and shall only be entitled to assign Executive’s rights under this Agreement upon Executive’s death, solely to the extent permitted by this Agreement, or as otherwise agreed to in writing by the Company.
19.SEVERABILITY. In the event that any part of this Agreement is found to be void or unenforceable, all other provisions of the Agreement will remain in full force and effect.
20.GOVERNING LAW. This Agreement will be governed and enforced in accordance with the laws of the State of California.
[Remainder of Page Left Intentionally Blank]

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EXECUTION OF AGREEMENT
The parties execute this Agreement to evidence their acceptance of it.

Dated: May 2, 2024	Dated: May 2, 2024
NEIL ZAMAN	CADENCE DESIGN SYSTEMS, INC.
By: /s/ Neil Zaman	By: /s/ Christina Jones Name: Christina Jones Title: SVP, Global HR

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ATTACHMENT 1
RELEASE OF CLAIMS
1.For valuable consideration, I irrevocably, fully and finally release Cadence, its parent, subsidiaries, affiliates, directors, officers, agents and employees (“Releasees”) from all causes of action, claims, suits, demands or other obligations or liabilities, whether known or unknown, suspected or unsuspected, that I ever had or now have as of the time that I sign this Release of Claims which relate to my hiring or employment with the Company, wages or compensation (including equity awards), the termination of my employment with the Company and claims asserted in shareholder derivative actions or shareholder class actions against the Company and its officers and Board of Directors, to the extent those derivative or class actions relate to the period during my employment with the Company. The claims released include, but are not limited to, any claims arising from or related to my employment with Cadence, such as claims arising under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1974, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the National Labor Relations Act, the California Pregnancy Disability Leave law, the California Family Rights Act, the Healthy Workplace Healthy Family Act of 2014, the California Labor Code, ERISA, the state and federal Worker Adjustment and Retraining Notification Act, and the California Business and Professions Code; any other local, state, federal, or foreign law governing employment; and the common law of contract and tort (collectively, the “Released Claims”). In no event, however, shall any Released Claims include:
a.any amounts or benefits which I am or become entitled to receive pursuant to the provisions of my Transition and Release Agreement with Cadence that survive the termination of my full-time employment;
b.claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policies or funds;
c.claims related to my COBRA rights or vested benefits under an employee benefit plan that is subject to ERISA;
d.any rights that I have or may have to be indemnified by Cadence pursuant to any contract, statute, or common law principle;
e.my right to file and pursue a civil action or complaint under the California Fair Employment and Housing Act; and
f.any other rights or claims that I have or may have that cannot, as a matter of law, be waived.
2.I intend that this Release of Claims cover all claims described above, whether or not known to me. I further recognize the risk that, subsequent to the execution of this Release of Claims, I may incur loss, damage or injury which I attribute to the claims encompassed by this Release. I expressly assume this risk by signing this Release of Claims and voluntarily and specifically waive any rights conferred by Section 1542 of the Civil Code of the State of California (“Section 1542”), which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE

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RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
3.I waive all rights under Section 1542 or any other law or statute of similar effect in any jurisdiction with respect to the Released Claims. I acknowledge that I understand the significance and specifically assume the risk regarding the consequences of such release and such specific waiver of Section 1542.
4.I represent and warrant that there has been no assignment or other transfer of any interest in any Released Claim.
5.Nothing in this Release of Claims prevents me from filing any non-legally waivable claim (including a challenge to the validity of this Release of Claims) with the EEOC or comparable state or local agency or participating in (or cooperating with) any investigation or proceeding conducted by the EEOC or comparable state or local agency or cooperating in any such investigation or proceeding; however, I understand and agree that I am waiving any and all rights to recover any monetary or personal relief from a Releasee as a result of such EEOC or comparable state or local agency or proceeding or subsequent legal actions. Further, nothing in this Agreement prohibits or restricts me from filing a charge or complaint with, or cooperating in any investigation with, any Government Agency. This Release of Claims does not limit my right to receive an award for information provided to a Government Agency.
6.I acknowledge that Cadence has given me at least 21 days in which to review and consider this Release of Claims, although I am free to accept this Agreement anytime within that 21-day period; however, if I sign this Agreement before the expiration of such 21-day period, I have knowingly and voluntarily waived any longer consideration period than the one provided to me and such earlier signature was not induced by Cadence through fraud, misrepresentation or a threat to withdraw or alter this Release of Claims prior to the expiration of such 21-day period. I have been advised, and hereby am advised in writing, to consult with an attorney about this Release of Claims. I fully understand the final and binding effect of this Release of Claims, and the only promises made to me to sign this Release of Claims are those stated herein and in the Agreement to which this Release of Claims is attached. I am signing this Release of Claims knowingly, voluntarily and of my own free will with the full intent of releasing the Releasees of all claims. I acknowledge and agree that I have carefully read this Release of Claims and that I understand and agree to each of the terms of this Release of Claims. If I accept this Release of Claims, I will have an additional seven days from the date that I sign this Release of Claims to revoke that acceptance, which I may effect by means of a written notice sent to the CEO. If this seven-day period expires without a timely revocation, this Release of Claims will become final and effective on the eighth day following the date of my signature.

Dated:	Print Name
Sign Name

2

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ATTACHMENT 2
RELEASE OF CLAIMS
1.For valuable consideration, I irrevocably, fully and finally release Cadence, its parent, subsidiaries, affiliates, directors, officers, agents and employees (“Releasees”) from all causes of action, claims, suits, demands or other obligations or liabilities, whether known or unknown, suspected or unsuspected, that I ever had or now have as of the time that I sign this wages or compensation (including equity awards), which relate to my hiring or employment with the Company, the termination of my employment with the Company, my wages or compensation (including equity awards) and claims asserted in shareholder derivative actions or shareholder class actions against the Company and its officers and Board of Directors, to the extent those derivative or class actions relate to the period during my employment with the Company. The claims released include, but are not limited to, any claims arising from or related to my employment with Cadence, such as claims arising under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1974, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the National Labor Relations Act, the California Fair Employment and Housing Act, the California Pregnancy Disability Leave law, the California Family Rights Act, the Healthy Workplace Healthy Family Act of 2014, the California Labor Code, ERISA, the state and federal Worker Adjustment and Retraining Notification Act, and the California Business and Professions Code; any other local, state, federal, or foreign law governing employment; and the common law of contract and tort (collectively, the “Released Claims”). In no event, however, shall any Released Claims include:
a.any amounts or benefits which I am or become entitled to receive pursuant to the provisions of my Transition and Release Agreement with Cadence that survive the termination of my full-time employment;
b.claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policies or funds;
c.claims related to my COBRA rights or vested benefits under an employee benefit plan that is subject to ERISA;
d.any rights that I have or may have to be indemnified by Cadence pursuant to any contract, statute, or common law principle; and
e.any other rights or claims that I have or may have that cannot, as a matter of law, be waived.
2.I intend that this Release of Claims cover all claims described above, whether or not known to me. I further recognize the risk that, subsequent to the execution of this Release of Claims, I may incur loss, damage or injury which I attribute to the claims encompassed by this Release. I expressly assume this risk by signing this Release of Claims and voluntarily and specifically waive any rights conferred by Section 1542 of the Civil Code of the State of California (“Section 1542”), which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE

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MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
3.I waive all rights under Section 1542 or any other law or statute of similar effect in any jurisdiction with respect to the Released Claims. I acknowledge that I understand the significance and specifically assume the risk regarding the consequences of such release and such specific waiver of Section 1542.
4.I represent and warrant that there has been no assignment or other transfer of any interest in any claim by me that is covered by this Release of Claims.
5.Nothing in this Release of Claims prevents me from filing any non-legally waivable claim (including a challenge to the validity of this Release of Claims) with the EEOC or comparable state or local agency or participating in (or cooperating with) any investigation or proceeding conducted by the EEOC or comparable state or local agency or cooperating in any such investigation or proceeding; however, I understand and agree that I am waiving any and all rights to recover any monetary or personal relief from a Releasee as a result of such EEOC or comparable state or local agency or proceeding or subsequent legal actions. Further, nothing in this Agreement prohibits or restricts me from filing a charge or complaint with, or cooperating in any investigation with, any Government Agency. This Release of Claims does not limit my right to receive an award for information provided to a Government Agency.
6.I acknowledge that Cadence has given me at least 21 days in which to review and consider this Release of Claims, although I am free to accept this Agreement anytime within that 21-day period; however, if I sign this Agreement before the expiration of such 21-day period, I have knowingly and voluntarily waived any longer consideration period than the one provided to me and such earlier signature was not induced by Cadence through fraud, misrepresentation or a threat to withdraw or alter this Release of Claims prior to the expiration of such 21-day period. I have been advised, and hereby am advised in writing, to consult with an attorney about this Release of Claims. I fully understand the final and binding effect of this Release of Claims, and the only promises made to me to sign this Release of Claims are those stated herein and in the Agreement to which this Release of Claims is attached. I am signing this Release of Claims knowingly, voluntarily and of my own free will with the full intent of releasing the Releasees of all claims. I acknowledge and agree that I have carefully read this Release of Claims and that I understand and agree to each of the terms of this Release of Claims. If I accept this Release of Claims, I will have an additional seven days from the date that I sign this Release of Claims to revoke that acceptance, which I may effect by means of a written notice sent to the CEO. If this seven-day period expires without a timely revocation, this Release of Claims will become final and effective on the eighth day following the date of my signature.

Dated:	Print Name
Sign Name

2

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